Exhibit 99.1
Allied Capital Announces 2009 Financial Results
February 24, 2010 — Washington, DC — Allied Capital Corporation (NYSE: ALD) today announced 2009 financial results.
Highlights for 2009
•	Net investment income was $0.31 per share, or $55.6 million

•	Net realized losses were $2.02 per share, or $361.1 million

•	The total of net investment income and net realized losses was a loss of $1.71 per share, or $305.6 million

•	Net unrealized depreciation was $0.98 per share, or $176.7 million; including net depreciation in portfolio value of $2.81 per share, or $504.6 million, and the reversal of net unrealized depreciation associated with net realized losses and dividend income of $1.83 per share, or $327.9 million

•	Gain on repurchase of debt was $0.47 per share or $83.5 million

•	Loss on extinguishment of debt was $0.69 per share, or $122.8 million

•	Net loss was $2.91 per share, or $521.5 million

•	Net asset value per share was $6.66 at December 31, 2009

•	Shareholders’ equity was $1.2 billion at December 31, 2009

•	New investments totaled $130.4 million

•	Principal collections from investment repayments or sales totaled $1.1 billion

•	Cash and investments in money market and other securities totaled $401.7 million at December 31, 2009
For the year ended December 31, 2009, net investment income was $55.6 million or $0.31 per share compared to net investment income of $212.0 million or $1.23 per share for the year ended December 31, 2008. For the year ended December 31, 2009, the company had net realized losses of $361.1 million or $2.02 per share, compared to net realized losses of $129.4 million or $0.75 per share for the year ended December 31, 2008.
For the year ended December 31, 2009, the sum of net investment income and net realized losses was a loss of $305.6 million or $1.71 per share. For the year ended December 31, 2008, the sum of net investment income and net realized losses was income of $82.6 million or $0.48 per share.
For the year ended December 31, 2009, net change in unrealized appreciation or depreciation was a decrease of $176.7 million or $0.98 per share. Net unrealized depreciation for the year was increased by additional net depreciation of $504.6 million or $2.81 per share due to changes in portfolio value and the reversal of previously recorded unrealized appreciation associated with realized gains and dividend income of $39.2 million or $0.22 per share. Net unrealized depreciation for the year was reduced by $367.1 million or $2.05 due to the reversal of previously recorded unrealized depreciation associated with net realized losses.
For the year ended December 31, 2008, net change in unrealized appreciation or depreciation was a decrease of $1.1 billion or $6.49 per share. Net unrealized depreciation for the year ended December 31, 2008 was increased by additional net depreciation of $1.2 billion or $7.18 per share due to changes in portfolio value and the reversal of previously recorded unrealized appreciation associated with realized gains and dividend income of $131.1 million or $0.76 per share. Net unrealized depreciation for the year ended December 31, 2008 was reduced by $249.9 million or $1.44 per share due to the reversal of previously recorded unrealized depreciation associated with realized losses.
Net loss for the year ended December 31, 2009, was $521.5 million or $2.91 per share, which included loss on extinguishment of debt of $122.8 million or $0.69 per share and gain on repurchase of debt of $83.5 million or $0.47 per share. Net loss for the year ended December 31, 2008, was $1.0 billion or $6.01 per share which included gain on repurchase of debt of $1.1 million or $0.01.

For the quarter ended December 31, 2009, net investment income was $0.2 million or $0.00 per share compared to net investment income of $33.0 million or $0.18 per share for the quarter ended December 31, 2008. For the quarter ended December 31, 2009, the company had net realized losses of $202.8 million or $1.13 per share, compared to net realized losses of $176.7 million or $0.99 per share for the quarter ended December 31, 2008.
For the quarter ended December 31, 2009, the sum of net investment income and net realized losses was a loss of $202.6 million or $1.13 per share. For the quarter ended December 31, 2008, the sum of net investment income and net realized gains was a loss of $143.7 million or $0.80 per share.
For the quarter ended December 31, 2009, net change in unrealized appreciation or depreciation was an increase of $203.8 million or $1.14 per share. Net unrealized depreciation for the quarter was increased by additional net depreciation due to changes in portfolio value of $4.4 million or $0.02 per share and the reversal of previously recorded unrealized appreciation associated with realized gains of $7.6 million or $0.04 per share. Net unrealized depreciation for the quarter was reduced by $215.8 million or $1.20 per share due to the reversal of previously recorded unrealized depreciation associated with realized losses.
For the quarter ended December 31, 2008, net change in unrealized appreciation or depreciation was a decrease of $436.3 million or $2.44 per share. The net unrealized depreciation for the fourth quarter of 2008 was increased by additional net depreciation of $605.1 million or $3.39 per share due to changes in portfolio value and the reversal of previously recorded unrealized appreciation associated with realized gains of $0.9 million or $0.01 per share. Net unrealized depreciation for the quarter was reduced by $169.7 million or $0.95 per share due to the reversal of previously recorded unrealized depreciation associated with real losses.
Net loss for the quarter ended December 31, 2009, was $4.1 million or $0.02 per share, which included loss on extinguishment of debt of $5.3 million or $0.03 per share. Net loss for the quarter ended December 31, 2008 was $578.8 million or $3.24 per share, which included gain on repurchase of debt of $1.31 million or $0.01 per share.
Net income can vary substantially from period to period due to the recognition of realized gains and losses and unrealized appreciation and depreciation, among other factors. As a result, quarterly comparisons of net income may not be meaningful.
The company did not pay dividends in 2009. The company currently estimates that it has no dividend distribution requirements for 2009. The company intends to continue to retain capital and does not expect its shareholders to receive dividends in 2010. Taxable income for 2010, if any, may be carried forward for distribution in 2011.
Portfolio and Investment Activity
The company has reduced new investment activity as part of its efforts to conserve capital and reduce outstanding debt. Investments funded for the quarter ended December 31, 2009, totaled $12.3 million, primarily related to pre-existing investment commitments. During the quarter, principal collections related to investment repayments or sales totaled $418.8 million.
At December 31, 2009, the total portfolio at value was $2.1 billion, including interest-bearing investments of $1.8 billion with a weighted average yield of 11.6%.
Portfolio Quality
Loans and debt securities over 90 days delinquent at December 31, 2009, were $175.8 million or 8.2% of the portfolio at value. At December 31, 2008, loans and debt securities over 90 days delinquent were $108.0 million or 3.1% of the portfolio at value. Excluding the company’s senior loan to Ciena Capital LLC, loans and debt securities over 90 days delinquent were $75.7 million or 3.6% of the portfolio at value at December 31, 2009 as compared to $3.1 million or 0.1% of the portfolio at value at December 31, 2008.
Loans and debt securities not accruing interest at December 31, 2009 were $246.6 million or 11.6% of the portfolio at value, as compared to $335.6 million or 9.6% of the portfolio at value at December 31, 2008. Excluding the company’s senior loan to Ciena Capital LLC, loans on non-accrual were $146.6 million or 6.9% of the portfolio at value at December 31, 2009 as compared to $230.7 million or 6.6% of the portfolio at value at December 31, 2008.
Loans and debt securities on non-accrual and over 90 days delinquent totaled $139.9 million at December 31, 2009 and $108.0 million at December 31, 2008.
Liquidity and Operations
The company focused its efforts in 2009 on selling assets in its portfolio in order to generate capital to improve its liquidity and de-lever its balance sheet. During the three months ended December 31, 2009, the company sold or had repayments on portfolio investments that generated cash proceeds of $418.8 million. For the year ended December 31, 2009, the company sold or had repayments on portfolio investments that generated cash proceeds of $1.1 billion. At December 31, 2009, the company had cash and money market and other securities totaling $401.7 million as compared to $50.7 million at December 31, 2008.
At December 31, 2009, the company had total par debt outstanding of $1.5 billion, including bank term debt of $41.1 million, private notes of $673.2 million and public debt of $745.5 million, as compared to $1.9 billion at December 31, 2008. During the fourth quarter of 2009, the company repaid $176.7 million of its outstanding debt on the private notes and bank term debt. During the year ended December 31, 2009, the company repurchased publicly issued notes in the market with a total par value of $134.5 million for a total cost of $50.3 million. The company did not repurchase any publicly issued notes during the three months ended December 31, 2009. The company recognized a gain on repurchase of debt of $83.5 million for the year ended December 31, 2009. The company’s asset coverage ratio at December 31, 2009 was 180%.
From December 31, 2009 through January 29, 2010, the company collected additional cash proceeds from asset sales totaling approximately $150.5 million. In addition, on January 29, 2010, the company repaid in full its existing secured private debt through cash generated by asset sales and repayments and refinancing proceeds from a new $250 million secured term loan. On January 29, 2010, after giving effect to the refinancing and the full repayment of the private debt, the company had total outstanding debt of $995.5 million and cash and investments in money market and other securities of approximately $128 million. This refinancing and the related payoff of the existing secured private debt allowed the company to return to an asset coverage ratio above 200%, assuming no changes in portfolio values since December 31, 2009.
Merger Agreement
On October 26, 2009, the company and Ares Capital Corporation announced a strategic business combination in which ARCC Odyssey Corp., (“Merger Sub”) a wholly owned subsidiary of Ares Capital Corporation, (“Ares Capital”) would merge with and into Allied Capital and, immediately thereafter, Allied Capital would merge with and into Ares Capital. If the merger of Merger Sub into Allied Capital is completed, holders of Allied Capital common stock will have a right to receive 0.325 shares of Ares Capital common stock for each share of Allied Capital common stock held immediately prior to such merger. In connection with such merger, Ares Capital expects to issue a maximum of approximately 58.3 million shares of its common stock (assuming that holders of all “in-the-money” Allied Capital stock options elect to be cashed out), subject to adjustment in certain limited circumstances. The closing of the merger is subject to the receipt of stockholder approvals from the company and Ares Capital stockholders, and other closing conditions. The company is holding a Special Meeting of Stockholders on March 26, 2010, at which the company’s stockholders will be asked to vote on the approval of the merger and the merger agreement described in the proxy statement dated February 11, 2010. Approval of the merger and the merger agreement requires the affirmative vote of two-thirds of the company’s outstanding shares entitled to vote at the meeting. The completion of the merger with Ares Capital is dependent on a number of conditions being satisfied or, where legally permissible, waived.
Webcast/ Conference Call at 10:15 a.m. (Eastern Time) on Wednesday, February 24, 2010
The company will host a webcast/conference call at 10:15 a.m. (Eastern Time) on Wednesday, February 24, 2010, to discuss the results for the quarter. PLEASE VISIT THE PRESENTATIONS & REPORTS SECTION OF THE INVESTOR RESOURCES PORTION OF THE COMPANY’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS TODAY’S CONFERENCE CALL.
All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (877) 890-4367 approximately 15 minutes prior to the call. International callers should dial (973) 532-4907. All callers should reference the passcode “55558256.”
An archived replay of the event will be available through March 10, 2010 by calling (800) 642-1687 (international callers please dial (706) 645-9291). Please reference passcode “55558256”. An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our website or call Allied Capital Investor Relations at (888) 818-5298.
About Allied Capital
Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital has a portfolio of investments in the debt and equity capital of middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for 50 years. Allied Capital has a diverse portfolio of investments in 88 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.
Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.
Important Additional Information to be Filed with SEC
This communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the definitive Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at www.arescapitalcorp.com or on Allied Capital Corporation’s website at www.alliedcapital.com, respectively.

Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of this document from Ares Capital and Allied Capital in the manner set forth above.

CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

	December 31,	December 31,
	2009	2008
	(unaudited)
Assets

Portfolio at value:
Private finance	$2,075,311	$3,399,063
Commercial real estate finance	55,807	93,887

Total portfolio at value	2,131,118	3,492,950

Accrued interest and dividends receivable	43,875	55,638
Other assets	88,802	122,909
Investments in money market and other securities	381,020	287
Cash and cash equivalents	20,682	50,402

Total assets	$2,665,497	$3,722,186

Liabilities and Shareholders’ Equity

Liabilities:
Notes payable	$1,384,920	$1,895,000
Bank secured term debt (former revolver)	41,091	50,000
Accounts payable and other liabilities	41,284	58,786

Total liabilities	1,467,295	2,003,786

Commitments and contingencies

Shareholders’ equity:
Common stock	18	18
Additional paid-in capital	3,037,513	3,037,845
Notes receivable from sale of common stock	(301)	(1,089)
Net unrealized appreciation (depreciation)	(1,679,778)	(1,503,089)
Undistributed (distributions in excess of) earnings	(159,250)	184,715

Total shareholders’ equity	1,198,202	1,718,400

Total liabilities and shareholders’ equity	$2,665,497	$3,722,186

Net asset value per common share	$6.66	$9.62

Common shares outstanding	179,940	178,692

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and related portfolio income
Interest and dividends	$60,969	$91,339	$290,986	$457,418
Fees and other income	5,467	9,589	27,700	43,694

Total interest and related portfolio income	66,436	100,928	318,686	501,112

Expenses
Interest	42,045	38,956	171,068	148,930
Employee	9,165	18,990	42,104	76,429
Employee stock options	986	2,250	3,355	11,781
Administrative	12,638	13,324	38,147	49,424
Impairment of long-lived asset	—	—	2,873	—

Total operating expenses	64,834	73,520	257,547	286,564

Net investment income before income taxes	1,602	27,408	61,139	214,548
Income tax expense (benefit), including excise tax	1,371	(5,635)	5,576	2,506

Net investment income	231	33,043	55,563	212,042

Net realized and unrealized gains (losses)
Net realized gains (losses)	(202,873)	(176,748)	(361,128)	(129,418)
Net change in unrealized appreciation or depreciation	203,839	(436,256)	(176,689)	(1,123,762)

Total net gains (losses)	966	(613,004)	(537,817)	(1,253,180)

Gain on repurchase of debt	—	1,132	83,532	1,132
Loss on extinguishment of debt	(5,279)	—	(122,776)	—

Net increase (decrease) in net assets resulting from operations	$(4,082)	$(578,829)	$(521,498)	$(1,040,006)

Diluted earnings (loss) per share	$(0.02)	$(3.24)	$(2.91)	$(6.01)

Weighted average common shares outstanding — diluted	179,526	178,692	178,994	172,996

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

			Unaudited
	Q4 2009(1)	Q3 2009(1)	Q2 2009(1)	Q1 2009(1)	Q4 2008(1)

Income Summary
Interest and related portfolio income	$66.4	$72.4	$84.6	$95.2	$100.9
Operating expenses(2)	64.8	60.9	63.7	68.0	73.5
Income tax expense (benefit), including excise tax(3)	1.4	1.9	2.7	(0.4)	(5.6)

Net investment income	0.2	9.6	18.2	27.5	33.0

Realized gains (losses):
Realized gains	16.8	14.5	8.6	12.8	15.3
Realized losses	(219.6)	(19.6)	(134.7)	(39.9)	(192.0)

Net realized gains (losses)	(202.8)	(5.1)	(126.1)	(27.1)	(176.7)

Net change in unrealized appreciation or depreciation:
Net unrealized appreciation (depreciation)	(4.4)	(36.4)	(101.2)	(362.7)	(605.1)
Reversals of previously recorded net unrealized appreciation or depreciation associated with realized gains or losses:
Unrealized appreciation reversed for realized gains	(7.6)	(8.9)	(10.9)	(1.0)	(0.9)
Unrealized appreciation reversed for dividend income	—	(0.4)	(7.0)	(3.4)	—
Unrealized depreciation reversed for realized losses	215.8	18.0	116.3	17.0	169.7

Net change in unrealized appreciation or depreciation	203.8	(27.7)	(2.8)	(350.1)	(436.3)
Gain on repurchase of debt(4)	—	—	81.5	2.0	1.1
Loss on extinguishment of debt (5)	(5.3)	(117.5)	—	—	—

Net income (loss)	$(4.1)	$(140.7)	$(29.1)	$(347.7)	$(578.8)

Total of net investment income, net realized gains (losses), gain on repurchase of debt and loss on extinguishment of debt	$(207.9)	$113.0	$(26.3)	$2.4	$(142.6)

Per Share Statistics (diluted)
Net investment income	$0.00	$0.05	$0.10	$0.15	$0.18
Net realized gains (losses)	(1.13)	(0.03)	(0.71)	(0.15)	(0.99)
Net change in unrealized appreciation or depreciation	1.14	(0.15)	(0.02)	(1.96)	(2.44)
Gain on repurchase of debt(4)	—	—	0.46	0.01	0.01
Loss on extinguishment of debt	(0.03)	(0.66)	—	—	—

Net income (loss)	$(0.02)	$(0.79)	$(0.16)	$(1.95)	$(3.24)

Total of net investment income, net realized gains (losses), gain on repurchase of debt and loss on extinguishment of debt(6)	$(1.16)	$(0.63)	$(0.15)	$0.01	$(0.80)
Dividends per share	$—	$—	$—	$—	$0.65

Balance Sheet Summary
Total portfolio at value:
Private finance	$2,075.3	$2,442.7	$2,476.3	$2,830.0	$3,399.1
Commercial real estate finance	55.8	68.5	73.7	79.0	93.9

Total portfolio at value	$2,131.1	$2,511.2	$2,550.0	$2,909.1	$3,493.0
Yield on interest-bearing portfolio	11.6%	11.9%	11.8%	11.8%	12.1%
Cash and investments in money market and other securities	$401.7	$152.8	$484.0	$290.2	$50.7
Total assets	$2,665.5	$2,840.2	$3,209.1	$3,387.6	$3,722.2
Total debt outstanding	$1,426.0	$1,593.9	$1,810.5	$1,942.5	$1,945.0
Undistributed (distributions in excess of) earnings	$(159.3)	$47.8	$160.8	$187.1	$184.7
Total shareholders’ equity	$1,198.2	$1,201.3	$1,341.3	$1,369.8	$1,718.4
Net asset value per share	$6.66	$6.70	$7.49	$7.67	$9.62
Asset coverage ratio	180%	175%	174%	171%	188%
Debt to equity ratio	1.19	1.33	1.35	1.42	1.13
Net debt to equity ratio	0.85	1.20	0.99	1.21	1.10
This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(1)	The results for the interim periods are not necessarily indicative of the operating results to be expected for the full year.

(2)	Operating expenses included employee stock option expense totaling $1.0 million or $0.01 per share, $0.4 million or $0.00 per share, $1.2 million or $0.01 per share, $0.8 million or $0.00 per share, $2.3 million or $0.01 per share for the respective periods.

(3)	Income tax expense (benefit), including excise tax, included excise tax expense (benefit) of $0.0 million or $0.00 per share, $0.0 million or $0.00 per share, $0.0 million or $0.00 per share, $0.0 million or $0.00 per share, and $(5.6) million or $(0.03) per share for the respective periods.

(4)	During the three months ended June 30, 2009 and March 31, 2009, the Company repurchased $132.0 million and $2.5 million of its publicly issued notes at a cost of $49.8 million and $0.5 million, respectively. The gain is reduced by the recognition of the remaining unamortized original issue discount associated with the notes repurchased.

(5)	The Company restructured its outstanding private notes and its revolving line of credit in the third quarter of 2009. Upon the restructuring, the Company recorded a loss on extinguishment of debt of $117.5 million. Subsequent to the restructure, the Company made repayments on this debt ahead of maturity and, as a result, recognized a loss on extinguishment of debt of $5.3 million in the fourth quarter of 2009.

(6)	These are the most significant components of our taxable income. The company did not declare dividends in 2009.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

			Unaudited
	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008

Private Finance New Investments
By security type:
Loans and debt securities
Senior loans	$9.5	$12.6	$6.9	$28.7	$22.1
Unitranche debt	—	—	1.0	—	—
Subordinated debt	—	3.2	3.0	—	7.3

Total loans and debt securities	9.5	15.8	10.9	28.7	29.4
Equity securities
Subordinated certificates in Senior Secured Loan Fund LLC	—	—	47.4	—	11.1
Other equity securities	2.4	2.8	3.0	6.9	6.9

Total new investments	$11.9	$18.6	$61.3	$35.6	$47.4

By transaction type:
Debt investments	$11.6	$9.0	$59.1	$24.4	$37.8
Buyout investments	0.3	9.6	2.2	11.2	9.6

Total new investments	$11.9	$18.6	$61.3	$35.6	$47.4

Private Finance Repayments or Sales
By security type:
Loans and debt securities	$175.7	$41.4	$328.7	$216.9	$146.7
Equity	242.9	21.8	12.3	23.8	12.4

Total repayments or sales	$418.6	$63.2	$341.0	$240.7	$159.1

Private Finance Portfolio at Value
Loans and debt securities
Senior loans	$278.9	$289.4	$287.1	$289.1	$306.3
Unitranche debt	360.4	374.7	376.7	403.8	456.4
Subordinated debt	1,051.3	1,182.9	1,186.6	1,492.7	1,829.1

Total loans and debt securities	1,690.6	1,847.0	1,850.4	2,185.6	2,591.8
Equity securities
Preferred shares/ income notes of CLOs	86.4	84.4	82.1	104.4	179.2
Subordinated certificates in Senior Secured Loan Fund LLC (7)	—	165.0	154.2	124.5	125.4
Other equity securities	298.3	346.3	389.6	415.5	502.7

Total equity securities	384.7	595.7	625.9	644.4	807.3

Total portfolio	$2,075.3	$2,442.7	$2,476.3	$2,830.0	$3,399.1

Yields(8):
Senior loans	4.9%	4.8%	4.9%	5.9%	5.6%
Unitranche debt	12.9%	12.2%	12.2%	12.1%	12.0%
Subordinated debt	13.4%	13.4%	13.8%	13.5%	12.9%
Total loans and debt securities	11.9%	11.8%	12.1%	12.3%	11.9%
Preferred shares/ income notes of CLOs	8.0%	12.1%	11.1%	8.0%	16.4%
Subordinated certificates in Senior Secured Loan Fund LLC	—	14.0%	10.0%	9.2%	12.0%
Total interest bearing investments	11.6%	12.0%	11.8%	11.9%	12.2%
Total number of portfolio investments	100	113	120	132	138
This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.

(7)	During the fourth quarter of 2009, we sold our investment, including our outstanding commitments and the provision of management services, in the Senior Secured Loan Fund LLC to Ares Capital.

(8)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest on accruing loans and debt securities plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value. The weighted average yield on the preferred shares/income notes of CLOs is calculated as the (a) effective interest yield on the preferred shares/income notes of CLOs is calculated as the (a) effective interest yield on the preferred shares/income notes of CLOs, divided by (b) total preferred shares/income notes of CLOs at value. The weighted average yield on the subordinated certificates in the Senior Secured Loan Fund LLC is computed as the (a) effective interest yield on the subordinated certificates divided by (b) total investment at value. The weighted average yields are computed as of the balance sheet date.

ALLIED CAPITAL CORPORATION
FINANCIAL & STATISTICAL SUMMARY
($ in millions, except per share amounts)

			Unaudited
	Q4 2009	Q3 2009	Q2 2009	Q1 2009	Q4 2008

Valuation Assistance Received
Number of private finance portfolio companies reviewed by third parties	59	78	91	93	86
Percentage of private finance portfolio reviewed at value	94.6%	97.8%	96.9%	94.0%	89.8%

Portfolio Quality Data
Loans and Debt Securities on Non-Accrual Status
Loans and debt securities not accruing interest	$246.6	$315.0	$254.0	$228.4	$335.6
Loans and debt securities not accruing interest, % of portfolio at value	11.6%	12.5%	10.0%	7.9%	9.6%
Loans and debt securities not accruing interest excluding investments in Ciena Capital, % portfolio at value	6.9%	8.5%	6.3%	5.6%	6.6%

Loans and Debt Securities Over 90 Days Delinquent
Loans and debt securities over 90 days delinquent	$175.8	$129.1	$96.7	$67.2	$108.0
Loans and debt securities over 90 days delinquent, % portfolio at value	8.2%	5.1%	3.8%	2.3%	3.1%
Loans and debt securities over 90 days delinquent excluding investments in Ciena Capital, % portfolio at value	3.6%	1.1%	0.1%	0.1%	0.1%

Loans and Debt Securities on Non-Accrual Status and Over 90 Days Delinquent
Loans and debt securities not accruing interest and over 90 days delinquent	$139.9	$129.1	$96.7	$67.2	$108.0
This summary should be read in conjunction with the Company’s SEC filings. Certain reclassifications have been made to prior period balances to conform with the current period financial statement presentation.